Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-8
(Form Type)

GLOBAL SHIP LEASE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common shares par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,600,000 (2)	$28.89	$46,224,000	0.0000927	$4,285
Equity	Class A common shares par value $0.01 per share	Rule 457(c) and Rule 457(h)	2,290,873 (3)	$28.89	$66,183,321	0.0000927	$6,135
Total Offering Amounts			3,890,873	$28.89	$112,407,321	0.0000927	$10,420
Total Fee Offsets							-
Net Fee Due							$10,420

(1)
Any additional shares of Class A common stock of Global Ship Lease, Inc. (the “Company”) to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended.

(2)	Consists of Class A common shares issuable under the Company’s 2019 Omnibus Incentive Plan, as amended and restated (the “2019 Plan”).
(3)
Represents restricted shares of Class A common stock of the Company issued to officers and employees of the Company or may be acquired by such persons pursuant to restricted stock units previously granted or the exercise of outstanding stock options, under the 2019 Plan, the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), and the Company’s 2008 Equity Incentive Plan (the “2008 Plan,” together with the 2019 Plan and the 2015 Plan, the “Plans”) to be registered for resale.

(4)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per unit is estimated to be $28.89, based on the average of the high and low prices of the Class A common shares as reported on the New York Stock Exchange on March 31, 2022.